SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): May 14, 2009
EPIX Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)
Delaware

(State or Other Jurisdiction of Incorporation)

000-21863	04-3030815

(Commission File Number)	(IRS Employer Identification No.)

4 Maguire Road, Lexington, Massachusetts	02421

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (781) 761-7600
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
SIGNATURES

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
     On May 14, 2009, EPIX Pharmaceuticals, Inc.’s (the “Company”) common stock was delisted from The NASDAQ Capital Market. The delisting of the Company’s common stock represents a “Designated Event” under the Indenture, dated as of June 7, 2004, by and between the Company and U.S. Bank National Association, as amended (the “Indenture”), governing the Company’s remaining $3.2 million aggregate principal amount of 3% Convertible Senior Notes Due 2024 (the “Notes”). The Company retired $96.8 million of the original $100 million aggregate principal amount of Notes in connection with an exchange offer that was consummated on May 7, 2009. As a result of the occurrence of the Designated Event, in accordance with and pursuant to the terms of the Indenture, each holder of the outstanding $3.2 million aggregate principal amount of the Notes has the right, at its option, to require the Company to repurchase in cash such holder’s Notes at 100% of the principal amount of the Notes, plus accrued and unpaid interest. Under the Indenture, the Company is required to send a notice regarding this option to the holders of the Notes by June 3, 2009. The Indenture requires the Company to repurchase any submitted Notes on a date fixed by the Company that is no earlier than 30 business days and no later than 45 business days following the date of the notice sent to holders. The Company has not yet fixed a repurchase date for the Notes or sent the notice to any holder of the Notes.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPIX PHARMACEUTICALS, INC.
May 20, 2009	By:	/s/ Kim Cobleigh Drapkin
Kim Cobleigh Drapkin
Chief Financial Officer